Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aclaris Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share, Aclaris Therapeutics, Inc. 2015 Equity Incentive Plan	Other(2)	2,449,137	(2)	$12.82	(3)	$31,397,936.34	$0.0000927	$2,910.59
Total Offering Amount							$31,397,936.34		—
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$2,910.59

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share (“Common Stock”) of Aclaris Therapeutics, Inc. (the “Registrant”) that become issuable under the 2015 Equity Incentive Plan (the “2015 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2015 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2015 Plan.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon a per share price of $12.82, which is the average of the high and low prices per share of the Registrant’s Common Stock on May 5, 2022, as reported on The Nasdaq Global Select Market.